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NEWS RELEASE                                                    FLAG
FOR IMMEDIATE RELEASE                                           [WORLD MAP LOGO]
                                                                Telecom




             FLAG TELECOM COMPLETES PURCHASE OF GTS'S 50% HOLDING IN
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                              FLAG ATLANTIC LIMITED
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     INDUSTRY-LEADING SYSTEM FLAG ATLANTIC -1 ON SCHEDULE FOR RFS MARCH 2001


London, 7 December, 2000: FLAG Telecom (Nasdaq: FTHL; LSE: FTL), a leading independent global carriers' carrier and network services provider, today announced that it has completed the acquisition of Global TeleSystem's (GTS) 50% holding in FLAG Atlantic Limited (FLAG Atlantic), the company that is building the FLAG Atlantic-1 (FA-1) cable system. The acquisition takes FLAG Telecom's ownership of the first city-to-city system linking New York to London and Paris to 100%.

On 31 October, 2000 FLAG Telecom and GTS announced that they had agreed terms for the acquisition of GTS's 50% holding in FLAG Atlantic in a transaction with a total value to GTS of $175m. All outstanding conditions to the closing have now been satisfied and ownership of GTS's 50% interest has transferred to FLAG Telecom. Under the terms of the agreement the consideration payable to GTS is comprised of $135m in cash, funded from FLAG Telecom's own cash resources, and certain duct and dark fibre assets in France from FLAG Atlantic.

Andres Bande, Chairman and CEO of FLAG Telecom, commented: "The completion of this transaction gives us full operational control of this valuable asset offering seamless fibre connections between the business hubs of New York, London, Paris and beyond. The strategic flexibility that 100% ownership brings to us will also enable us to gain a strong competitive position on this high-traffic route, while enhancing overall shareholder value.

"The system's three loop architecture is setting new standards in design across the Atlantic and our ability to use DWDM technology to increase capacity at a low marginal cost should enable us to be one of the lowest cost providers on this


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route. We are seeing continued strong interest in our range of service offerings over this route. With presales of $800m already made, FLAG Telecom will have available an inventory of 1.2Tbps of protected capacity, equivalent to approximately 7,680 STM - 1's.

"The competitive landscape on this route is also encouraging. Market prices appear to have stabilised over the past two quarters and continue to be in line with our expectations. In particular, the number of competing systems we had expected to see has declined after the combination of two market players on to one cable system."

FA-1 is on schedule and within budget. With all the shore end cables now landed, marine installation activity is progressing with a total of five cable-laying vessels being deployed in these operations. The first factory acceptance testing of the submerged line terminal equipment has been carried out successfully. Equipment installation is ongoing at the UK, French and US landing stations involving both power feed and submerged line terminal equipment. Fit-out of the network's PoPs in Paris, London and New York is progressing according to plan.

The day to day management of the project will continue to be carried out by FLAG Telecom from its offices at Heathrow and members of GTS's project team will move to FLAG Telecom. Sales activities will now be carried out solely through FLAG Telecom's global salesforce and other dedicated distribution channels. The products and services offered by FLAG Telecom across the route include:

o fibre pairs, offering up to 400 Gbps of protected capacity with colocation options;

o 10 Gbps wavelengths, independent of protocol with protection options and colocation available, and

o bandwidth at E-1, DS-3 and STM-1 to STM-64 levels providing city-to-city connectivity with full SDH protection for resiliency.

The assets and liabilities of FLAG Atlantic will be consolidated as from the date of completion of the transaction. Presales of $800m will be recognised as revenue from the system's RFS date, expected to be in March 2001.

ABOUT FLAG ATLANTIC-1

FLAG Atlantic -1 is the world's first terabit trans-Atlantic cable system that will offer direct connectivity between New York, London and Paris, with seamless connections


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to numerous other cities in the US, Europe and countries in the Middle East and
Asia Pacific regions.

The trans-oceanic network is being built as a loop system. The entire FA-1 system is planned to consist of three self-healing, high-capacity loops with twin terrestrial access points connecting seamlessly to the existing FLAG Telecom cable network. The cable stretching over 14,500 kilometres from Europe to the USA will provide secure end to end circuits to almost all major world business centres.

FA-1 will use laser-generated light to transmit digital information using Dense Wavelength Division Multiplexing (DWDM). Each cable will be capable of carrying over two trillion bits of IP or data traffic per second (2.4 Tbps), making the system highly resilient with no single point of failure.

ABOUT FLAG TELECOM
FLAG Telecom provides an innovative range of carrier products and network services to the international carrier community, ASPs and ISPs across a global network platform optimized to support the next generation of IP over optical data networks. Leveraging off this unique network, FLAG Telecom's rapidly growing Network Services business markets a range of managed bandwidth and value added services targeted at carriers, ASPs and ISPs worldwide. By 2002, FLAG Telecom's unique operational network footprint is expected to stretch over 64,500 route km.

For further information, visit www.flagtelecom.com.
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FOR FURTHER INFORMATION, CONTACT:

Jane Windsor
FLAG Telecom - Director of
Communications
Voice: +44 20 7317 0811
Email: jwindsor@flagtelecom.com
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Catherine Nash
FLAG Telecom, Director of Investor
Relations
Voice: +44 20 7317 0894
Email: cnash@flagtelecom.com


Statements contained in this Press Release which are not historical facts may be forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: the Company's ability to achieve revenues from products and services that are in the early stages of development or operation, the Company's completion of FLAG Atlantic-1 and FLAG Pacific-1 within budget and on time, the Company's ability to deploy sophisticated technologies on a global basis, the Company's ability to upgrade and expand its network and respond to customer demands and industry changes, regulatory enactments and changes, competition and pricing pressure, rapid technological change, adverse foreign economic or political events and other factors that are discussed in the Company's Registration Statements on Form F-1 and Form F-4 filed with the Securities and Exchange Commission.